Sheet1

MuniHoldings California Insured Fund, Inc.
File Number: 811-8573
CIK Number: 1051004
For the Period Ending: 06/30/2002

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended June 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

#######	$6,585	California HSG Fin Agency Rev	5.000%	02/1/20035
#######	4,300	California HSG Fin Agency Rev	5.000	#######
#######	700	California HSG Fin Agency Rev	5.000	2/01/20026
#######	1,000	California HSG Fin Agency Rev	5.000	#######
#######	2,000	California HSG Fin Agency Rev	5.000	#######

Last Updated on 08/26/2002
By Karen Lang